EXHIBIT 21: SUBSIDIARIES  THE COMPANY

260 RIVER CORP., a Vermont Corporation
BALEEN ASSOCIATES Inc., a Florida Corporation
BAYSHORE LANDING, LLC, a Florida Limited Liability
BAYSHORE RAWBAR, LLC, a Florida Limited Liability
BAYSHORE RESTAURANT, LLC, a Florida Limited Liability
CII SPA, LLC, a Florida Limited Liability
COURTLAND BAYSHORE RAWBAR, LLC, a Florida Limited Liability
COURTLAND BAYSHORE RESTAURANT, LLC, a Florida Limited Liability Company
COURTLAND HOUSTON, INC., a Florida Corporation
COURTLAND INVESTMENTS, INC., a Delaware Corporation
COURTLAND KEY WEST, INC., a Florida Corporation
GROVE ISLE ASSOCIATES, LTD., a Florida Limited Partnership
GROVE ISLE CLUB, INC., a Florida Corporation
GROVE ISLE INVESTMENTS, INC., a Florida Corporation
GROVE ISLE MARINA, INC., a Florida Corporation
GROVE ISLE YACHT CLUB ASSOCIATES, a Florida Joint Venture
GROVE SPA, LLC, a Florida Limited Liability
HMG BAYSHORE, LLC, a Florida Limited Liability Company
SOUTH BAYSHORE ASSOCIATES, a Florida Joint Venture